Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2018 First-Quarter Financial Results

Cambridge, Mass., April 26, 2018 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2018 first-quarter financial results.

First-Quarter Financial Performance

Total revenues were $77.7 million for the first quarter of 2018, compared with $77.2 million for the first quarter of 2017. Research revenues were flat, and advisory services and events revenues increased 2%, compared with the first quarter of 2017. On a constant-currency basis, research revenues decreased 2%, and advisory services and events revenues increased 1%, compared with the first quarter of 2017.

Forrester adopted Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” as amended, as of January 1, 2018, on a modified retrospective method, such that the new standard was applied to revenue transactions as of January 1, 2018. Prior-year amounts were not restated; rather, the cumulative effect of adopting the standard was recognized as of January 1, 2018. The primary effect on our financial results in the first quarter of 2018 was a reduction in revenue of approximately $2.3 million compared to the prior standards and a reduction in deferred revenue of $7.8 million from the cumulative effect of adopting the standard on January 1, 2018. In addition, accounts receivable and deferred revenue were approximately $5.7 million lower as of March 31, 2018, due to the treatment of cancelable contracts under the new standard. For the full year of 2018, Forrester expects that adopting the new standard will not have a significant effect on our financial results.

On a GAAP basis, net loss was $1.7 million, or $0.10 per diluted share, for the first quarter of 2018, compared with a net income of $3.0 million, or $0.16 per diluted share, for the same period in 2017.

On a pro forma basis, net loss was $0.2 million, or $0.01 per diluted share, for the first quarter of 2018, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.0 million and amortization of acquisition-related intangible assets of $0.2 million. This compares with pro forma net income of $3.2 million, or $0.17 per diluted share, for the same period in 2017, which reflects a pro forma tax rate of 40%. Pro forma net income for the first quarter of 2017 excludes stock-based compensation of $2.0 million, amortization of acquisition-related intangible assets of $0.2 million, and investment losses of $0.2 million.

“Forrester attained revenue guidance for the first quarter of 2018 but missed EPS guidance,” said George F. Colony, Forrester’s chairman and chief executive officer. “Our EPS shortfall was primarily driven by the impact of the new revenue accounting rules, but we do not expect it to affect our full-year earnings. We are seeing meaningful progress in executing our strategy and remain confident in our view for 2018; therefore, we are leaving our full-year 2018 guidance unchanged.”

Forrester is providing second-quarter 2018 financial guidance as follows:

Second-Quarter 2018 (GAAP):

•	Total revenues of approximately $92.0 million to $95.0 million.
•	Operating margin of approximately 7.2% to 9.2%.
•	Other income (expense), net of zero.
•	An effective tax rate of 31%.
•	Diluted earnings per share of approximately $0.29 to $0.33.

Second-Quarter 2018 (Pro Forma):

Pro forma financial guidance for the second quarter of 2018 excludes stock-based compensation expense of $1.9 million to $2.1 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 11.5%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $0.37 to $0.41.

Our full-year 2018 guidance is as follows:

Full-Year 2018 (GAAP):

•	Total revenues of approximately $352.0 million to $360.0 million.
•	Operating margin of approximately 7.5% to 8.5%.
•	Other income (expense), net of zero.
•	An effective tax rate of 31%.
•	Diluted earnings per share of approximately $1.03 to $1.10.

Full-Year 2018 (Pro Forma):

Pro forma financial guidance for full-year 2018 excludes stock-based compensation expense of $8.3 million to $8.8 million, amortization of acquisition-related intangible assets of approximately $0.7 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.0% to 11.0%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $1.38 to $1.45.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.20 per share, payable June 27, 2018, to shareholders of record on June 13, 2018.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the second quarter of and full-year 2018, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2018, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Research services	$51,700	$51,743
Advisory services and events	26,049	25,451

Total revenues	77,749	77,194
Operating expenses:
Cost of services and fulfillment	34,105	31,396
Selling and marketing	33,011	30,622
General and administrative	10,739	10,170
Depreciation	1,996	1,679
Amortization of intangible assets	186	191

Total operating expenses	80,037	74,058

Income (loss) from operations	(2,288)	3,136
Other income (expense), net	(118)	9
Losses on investments	(25)	(203)

Income (loss) before income taxes	(2,431)	2,942
Income tax benefit	(698)	(88)

Net income (loss)	$(1,733)	$3,030

Diluted income (loss) per common share	$(0.10)	$0.16

Diluted weighted average shares outstanding	18,036	18,536

Basic income (loss) per common share	$(0.10)	$0.17

Basic weighted average shares outstanding	18,036	18,230

Pro forma data (1):
Income (loss) from operations	$(2,288)	$3,136
Amortization of intangible assets	186	191
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,020	1,197
Selling and marketing	244	162
General and administrative	699	690

Pro forma income (loss) from operations	(139)	5,376
Other income (expense), net	(118)	9

Pro forma income (loss) before income taxes	(257)	5,385
Income tax benefit under GAAP	(698)	(88)
Tax effects of pro forma items (2)	528	915
Adjustment to tax expense to reflect pro forma tax rate (3)	90	1,327

Pro forma net income (loss)	$(177)	$3,231

Pro forma diluted income (loss) per share	$(0.01)	$0.17

Pro forma diluted weighted average shares outstanding	18,036	18,536

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in 2018 and 40% in 2017, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.
(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31% in 2018 and 40% in 2017.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31,	December 31,
	2018	2017
Balance sheet data:
Cash, cash equivalents and marketable investments	$136,331	$134,123
Accounts receivable, net	$62,154	$70,023
Deferred revenue	$155,425	$145,207

	March 31,
	2018	2017
Cash flow data:
Net cash provided by operating activities	$7,805	$19,454
Purchases of property and equipment	$(1,324)	$(1,540)
Repurchases of common stock	$(4,367)	$(21,453)
Dividends paid	$(3,611)	$(3,462)

	As of
	March 31,
	2018	2017
Metrics:
Agreement value	$246,400	$236,600
Client retention	75%	74%
Dollar retention	88%	87%
Enrichment	98%	94%
Number of clients	2,349	2,427

	As of
	March 31,
	2018	2017
Headcount:
Total headcount	1,379	1,375
Products and advisory services staff	524	512
Sales force	519	535